SUPPLEMENTAL WARRANT

            SUPPLEMENTAL WARRANT, dated as of this 22nd day of November, 1996, executed by SFX Broadcasting, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H

            WHEREAS, Common Stock Purchase Warrants, dated as of July 29, 1993 (the "Warrants"), entitling the holders thereof to purchase an aggregate of 100,000 shares of Class A Common Stock, $.01 par value per share (the "MMR Class A Common Stock"), of Multi-Market Radio, Inc. ("MMR") were executed by MMR, a Delaware corporation;

            WHEREAS, Section 6.7 of the Warrants provides that in case of any merger of MMR with or into another corporation (other than a merger which does not result in any reclassification or change of the outstanding MMR Class A Common Stock), the corporation formed by such merger shall execute and deliver to the holder(s) of the Warrants a supplemental warrant providing that the holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the stated expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property receivable upon such merger by a holder of the number of shares of MMR Class A Common Stock for which such Warrants might have been exercised immediately prior to such merger;

            WHEREAS, Section 6.7 of the Warrants further provides that such supplemental warrants shall provide for adjustments which shall be identical to the adjustments provided for in Section 6 of the Warrants, which sets forth adjustments to the exercise price of, and number of shares purchasable pursuant to, the Warrants which must be made under certain circumstances;

            WHEREAS, the Company, MMR and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger, dated as of April 15, 1996, amended on May 6, 1996, July 30, 1996 and September 30, 1996 (the "Merger Agreement"), pursuant to which MMR agreed to merge with Acquisition Sub and thereby become a wholly-owned subsidiary of the Company (the "Merger");

            WHEREAS, pursuant to Section 2.01 of the Merger Agreement, upon the consummation of the Merger on November 22, 1996, each outstanding share of MMR Class A Common Stock was converted into the right to receive that number of shares of the Class A Common Stock, $.01 par value per share, of the Company ("Company Class A Common Stock") equal to the Exchange Ratio (as such term is defined in the Merger Agreement);

            WHEREAS, the Exchange Ratio is .2983; and

            WHEREAS, Section 2.05 of the Merger Agreement provides that each outstanding Warrant shall be assumed by the Company and that the holders of the Warrants shall continue to have, and be subject to, the same terms and conditions set forth in the Warrants except that (i) the Warrants shall be exercisable for the number of shares of Company Class A Common Stock equal to the product of the number of shares of MMR Class A Common Stock covered by the Warrant immediately prior to the consummation of the Merger multiplied by the Exchange Ratio, and (ii) the per share exercise price for the shares of Company Class A Common Stock issuable upon the exercise of such assumed Warrant shall be equal to the quotient determined by dividing the exercise price per share of MMR Class A Common Stock specified for the Warrants immediately prior to the consummation of the Merger by the Exchange Ratio, rounding the resulting exercise price down to the nearest whole cent.

            NOW, THEREFORE, intending to be legally bound, the Company hereby agrees as follows:

         1. The Company hereby assumes the obligations, rights and duties of MMR contained in the Warrants (including those set forth in Section 6 of the Warrants).

         2. Each Warrant outstanding at the consummation of the Merger shall continue to evidence the same rights and shall be subject to the same terms and conditions, set forth in the Warrants, except that (i) the holder(s) of each Warrant shall have the right, upon exercise of such Warrant, to receive the number of shares of Company Class A Common Stock equal to the product of the number of shares of MMR Class A Common Stock covered by such Warrant immediately prior to the consummation of the Merger multiplied by .2983 and
(ii) the per share exercise price for the shares of Company Class A Common Stock issuable upon the exercise of such Warrant shall be equal to $30.51.

            IN WITNESS WHEREOF, the Company has caused this instrument to be signed by its duly authorized officer on this 22nd day of November, 1996.


                               SFX BROADCASTING, INC.



                               By:  /s/ Robert F.X. Sillerman
                                    -------------------------
                               Name:    Robert F.X. Sillerman
                               Title:   Chief Executive Officer


                                 2